Exhibit 10.58

[Sysco Letterhead]

May 1, 2012

Manuel A. Fernandez

[Address]

[Address]

Re:            Deferral of Restricted Stock Unit Award

Dear Mr. Fernandez:

As you know, effective as of April 13, 2012, you were appointed Executive Director of Sysco Corporation (“Sysco”) and became an employee of Sysco at that time.  As a result, you are no longer eligible to participate in the Sysco Corporation Board of Directors Stock Deferral Plan (the “Stock Deferral Plan”), and you are no longer eligible to receive equity compensation pursuant to the Sysco Corporation Non-Employee Directors Stock Plan.  However, in November 2011, you elected to defer 100% of your annual share award as a non-employee director of $160,000 into the Stock Deferral Plan.

Under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if a service provider makes a deferral election with respect to his calendar year compensation, that deferral must remain in effect except in certain circumstances not applicable to you. In order to avoid a violation of Section 409A of the Code and to correct the potential defect in the Stock Deferral Plan that resulted from your becoming an employee of Sysco, Sysco has allowed you to defer $160,000 of the restricted stock units granted to you as of April 13, 2012, valued at $29.44 (the closing price of Sysco common stock on April 12, 2012) per unit, into the Stock Deferral Plan, effective as of April 13, 2012, with such amounts to be distributable to you in accordance with the terms of the Stock Deferral Plan and your prior distribution elections.

This letter serves to acknowledge that you have deferred $160,000 of the restricted stock units granted to you as of April 13, 2012 into the Stock Deferral Plan, valued as set forth above, effective as of April 13, 2012, and that such amounts are to be distributed to you in accordance with the terms of the Stock Deferral Plan and your prior distribution elections.  Pursuant to Section 5(a) of your restricted stock unit grant agreement, notwithstanding anything in the 2007 Stock Incentive Plan or the grant agreement to the contrary, payment to you of stock upon the vesting of a restricted stock unit shall be delayed, to the extent required by Section 409A of the Code.  This letter serves as your acknowledgement and agreement that although the $160,000 of restricted stock units that you have deferred will continue to vest in accordance with the terms of the grant agreement, no stock will be issued to you upon such vesting, but rather such stock will only be issued to you in accordance with the terms of the Stock Deferral Plan.  Similarly, your dividend equivalents related to the deferred restricted stock units shall be accumulated and paid, in cash, pursuant to the terms of the Stock Deferral Plan, at the same time that the stock that is subject to the deferred restricted stock units is issued to you.  The Stock Deferral Plan is being concurrently amended to accommodate the transactions referenced above.

Manuel A. Fernandez

May 1, 2012

Sincerely,

Sysco Corporation

By:	/s/ Russell T. Libby
Russell T. Libby
Senior Vice President, General Counsel
and Corporate Secretary

Acknowledged and Agreed:

__/s/ Manuel A. Fernandez___________________

Manuel A. Fernandez